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Exhibit 3.3 Articles of Amendment to Articles of Incorporation of Bentley
            Communications Corp.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                          BENTLEY COMMUNICATIONS CORP.


PURSUANT TO THE PROVISIONS OF SECTION 607.1006, FLORIDA STATUTES, THIS FLORIDA PROFIT CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF
INCORPORATION:

FIRST: Amendment(s) adopted: (INDICATE ARTICLE NUMBER(S) BEING AMENDED, ADDED OR DELETED)

         Articles III is deleted and the following Article III shall be inserted.

                                   ARTICLE III
                                 CAPITALIZATION
                                 --------------

         The total number of shares of all classes that the Corporation shall have authority to issue is FIVE HUNDRED TWENTY MILLION (520,000,000) shares, of which TWENTY MILLION (20,000,000) shares at $.0001 par value shall be a class designated "Preferred Shares" and FIVE HUNDRED MILLION (500,000,000) shares at $.0001 par value shall be a class designated "Common Shares".

Preferred Shares

         1. Preferred Shares may be issued from time to time in one or more series, each such series to have distinctive serial designations, as same shall hereafter be determined in the resolution or resolutions providing for the issuance of such Preferred Shares from time to time as adopted by the Board of Directors pursuant to the authority to do so, which authority is hereby vested in the Board of Directors.

         2. Subject to the provisions of the Florida Business Corporation Act, each series of Preferred Shares:

         (a)      may have such number of shares;

         (b) may have such voting powers, full or limited, or may be without voting power;

         (c) may be redeemable or convertible at such time or times and at such prices;

         (d) may entitle the holders thereof to receive distributions calculated in any manner, including, but not limited to, dividends which may be cumulative, non-cumulative or partially cumulative; at such rate or rates; on such conditions, from such date or dates, at such times, and payable in preference to, or in such relations to, the dividends payable on any other class or classes or series of shares;



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         (e)      may have such preference over any other class of shares with respect to distributions, including, but not limited to, dividends and distributions upon dissolution of the Corporation;

         (f) may be made convertible into, or exchangeable for, shares of any other class or classes (except the class having prior or superior rights and preferences as to the dividends or distribution assets upon liquidation) or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

         (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

         (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation;

         (i) may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions;

all as may be stated in said resolution or resolutions providing for the issuance of such Preferred Shares.

         3. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Shares, the number of shares comprised in such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

         4. Shares of any series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, were exchangeable, have been converted into or exchanged for shares of any other class or classes, shall have the status of authorized and unissued Preferred Shares and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Shares, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares and to any filing required by law.


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SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

         NOT APPLICABLE.

THIRD: The date of each amendment's adoption: June 5, 2002.

FOURTH: Adoption of Amendment(s) (CHECK ONE)

      X The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

      ___ The amendment(s) was/were approved the shareholders through voting groups. THE FOLLOWING STATEMENT MUST BE SEPARATELY PROVIDED FOR EACH VOTING GROUP ENTITLED TO VOTE SEPARATELY ON THE AMENDMENT(S):

                  "The number of votes cast for the amendment(s) was/were sufficient for approval by _________________________________."
                                                         voting group

      ___ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

      ___ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.


      Signature  /s/ Gordon F. Lee
                 ------------------

         (By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

                                  Gordon F. Lee
          ------------------------------------------------------------
                              Type or printed name

                                    President
          ------------------------------------------------------------
                                      Title